Exhibit 99.3

AMENDMENT TO SUBSCRIPTION AGREEMENT

This Amendment to Subscription Agreement (this “Amendment”) is entered into as of September 7, 2015 by and between Wowo Limited, a Cayman Islands company (the “Company”), and Mr. Maodong Xu (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser entered into a subscription agreement dated June 5, 2015 (the “Agreement”), relating to the issue and subscription of 72,000,000 ordinary shares of the Company, at $0.5556 per share for a total subscription price of $40,000,000;

WHEREAS, the Company and the Purchaser intend to decrease the number of the ordinary shares of the Company to be subscribed for by the Purchaser from 72,000,000 to 27,000,000, at $0.5556 per share for a total subscription price of $15,000,000; and

WHEREAS, pursuant to Section 5.2 of the Agreement, any term of the Agreement may be amended, supplemented, or otherwise modified only by the Company and the Purchaser, which shall be consented by the Sellers’ Representative in writing.

Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

IT IS HEREBY AGREED THAT:

1.	Amendment

1.1	Section of 1.1 of the Agreement is amended and replaced in its entirety by the following:

“Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser, 27,000,000 Ordinary Shares at that amount of consideration of US$15,000,000; it being understood that the Purchaser may assign all of his rights and obligations under this Agreement to a special purpose vehicle beneficially owned and controlled by the Purchaser (the “Purchaser Vehicle”). The shares of Ordinary Shares issued to the Purchaser pursuant to this Agreement shall be referred to as the “Purchased Shares.””

1.2	Section of 1.2(a) of the Agreement is amended and replaced in its entirety by the following:

“(a) Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Ordinary Shares pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor) on September 11, 2015, or any other date as agreed by the Company and the Purchaser. The date and time of the Closing are referred to herein as the “Closing Date.””

1.3	The following clause is added into the Agreement as Section 3.3 of the Agreement:

“Section 3.3 Payment of Consideration. The Purchaser agrees that if the Purchaser fails to pay and deliver the total cash consideration to the Company on or prior to September 11, 2015, from September 12, 2015, the Purchaser shall pay to the Company a daily penalty amount equivalent to US$200,000 for each day of delay until the Purchaser has paid and delivered the total cash consideration to the bank account designated by the Company, provided that such delay is caused due to the reasons attributable to the Purchaser.”

2.	Effect

2.1	This Amendment is duly made in compliance with Section 5.2 and other applicable clauses of the Agreement, and is effective upon execution. By signing this Amendment, the Sellers’ Representative gives her explicit consent to this Amendment as required under the Agreement.

2.2	This Amendment shall be deemed incorporated into, and form a part of, the Agreement and have the same legal validity and effect as the Agreement. In the event of any conflict, inconsistency or discrepancy between this Amendment and the Agreement, the provisions of this Agreement shall prevail.

2.3	Except as expressly amended hereby, all terms and provisions of the Agreement shall remain in force and effect, and all references to the Agreement shall hereafter refer to the Agreement as amended by this Amendment and as it may hereafter be further amended or restated.

3.	Miscellaneous

2.1	The following provisions in the Agreement, namely, “Governing Law; Arbitration” (Section 5.1), “Amendment” (Section 5.2) and “Notices” (Section 5.5) shall apply, mutatis mutandis, to this Amendment.

2.2	This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date herein above first written.

COMPANY

Wowo limited

By:	/s/ Maodong Xu
Name: Maodong Xu
Title: Authorized Signatory

PURCHASER

By:	/s/ Maodong Xu
Name: Maodong Xu

ACKNOWLEDGED AND CONSENTED BY

Sellers’ REPRESENTATIVE

By:	/s/ Xiaoxia Zhu
Name: Xiaoxia Zhu

[SIGNATURE PAGE TO AMENDMENT TO SUBSCRIPTION AGREEMENT]